Exhibit 99.1
W HOLDING COMPANY, INC. (WHI),
THE HOLDING COMPANY OF WESTERNBANK PUERTO RICO,
TO POSTPONE ITS EARNINGS RELEASE FOR FOURTH
QUARTER AND YEAR ENDED
DECEMBER 31, 2005
Mayagüez, Puerto Rico, January 30, 2006 — W Holding Company, Inc. (NYSE: WHI), the financial holding company of Westernbank Puerto Rico, announced today that it will postpone the release of its financial results for the fourth quarter and year ended December 31, 2005, until it completes its review, together with the Board of Directors’ Audit Committee, of the following matters:
A.	The accounting presentation of certain mortgage-related transactions entered into between 2000 and 2005 with Doral Financial Corporation as “true sales” (instead of as commercial loans secured by mortgages), under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (SFAS No. 140).
B.	The hedge accounting treatment for certain interest rate swaps under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133).
The review takes into consideration the most recent interpretations on the above mentioned SFAS’ due to previous industry inconsistencies and uncertainties with respect to their applicability and implementation. The Company is also consulting its independent external auditors regarding these matters.
Mortgage-Related Transactions
The mortgage-related transactions with Doral Financial are reflected in the Company’s previously issued financial statements as purchases of residential real estate loans, mainly secured by first mortgages, and commercial mortgage loans. If the Company concludes that such transactions do not qualify as sales for accounting purposes, said transactions shall be accounted for as commercial loans secured by mortgages.
The Company believes that even if all such transactions fail to qualify for “true sale” accounting under SFAS No. 140, the effect on the Company’s financial statements would be to: (i) present such transactions as commercial loans secured by mortgages instead of loan purchases, (ii) revise the related disclosures in the notes to the Company’s consolidated financial statements, (iii) revise the cash flows from investing activities of the Company’s Statements of Cash Flows to reflect the outflow resulting from the origination of loans rather than from the purchase of loans, even though total cash flows from investing activities will not change, (iv) reverse all or a portion of the related balance guaranteed swap derivative associated with such transactions, and (v) for regulatory capital requirement purposes, increase the risk weighting factor on the outstanding balance on such transactions from 50% to 100%. Westernbank also would need to seek a waiver from the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico with respect to the Puerto Rico statutory limits for individual borrowers (loan to one borrower limit), which it anticipates it will obtain.
The revised classification of the mortgage-related transactions will not result in the need for additional reserves, and, in any event, the Company will remain well capitalized under FDIC rules.
The Company has engaged independent legal counsel to review the legal interpretation and the characteristics, execution and representations on which the accounting as “true sales” of said transactions was based. The Company expects to conclude its review and receive the independent legal opinion within the next 10 to 15 working days, following which the Company will proceed with its earnings release once management and the Audit Committee have completed their review, as appropriate.
Interest Rate Swaps
The preliminary estimate with respect to certain derivatives on which the Company used the short-cut method represents the mark to market adjustment of all such open positions at December 31, 2005. These are transactions that are economically sound and which accomplish the Company’s intended asset/liability management objectives, which are non-cash related, highly effective, and which changes are not permanent and will be offset in future periods as the derivatives mature. As mentioned before, this review is only due to changes in the technical accounting interpretation by the financial industry, accountants and regulatory bodies strictly related to complex and evolving interpretations of accounting standards, not to the underlying value, management or effectiveness of these derivatives.
Accordingly, the result of this review could amount to a cumulative non cash, strictly accounting charge of up to $12.7 million, net of taxes, at December 31, 2005, distributed as follows: $4.9 million pertaining to the balance guaranteed swap derivatives related to the mortgage loans mentioned above; and $7.8 million, regarding the outstanding swap derivatives of certain brokered deposits.
The above-mentioned numbers are preliminary and are subject to the completion of management’s review and the Audit Committee’s approval.
Until the Company has completed its review of the aforementioned matters and issued its financial results for the fourth quarter and year ended December 31, 2005, it will have no further comment on such matters or the results of operations for such periods.
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, result of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to, the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. Except as required by applicable law, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
WESTERNBANK PUERTO RICO, a wholly owned subsidiary of W HOLDING COMPANY, INC., is the second largest commercial bank in Puerto Rico, based on total assets, operating throughout 55 full-fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, 13 at the San Juan Metropolitan area of Puerto Rico and 2 in the Eastern region of Puerto Rico, and a fully functional banking site on the Internet. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.